Exhibit 99.1
Caliber and PURE Pickleball & Padel Announce Building Permit Approval for World’s Largest Indoor Pickleball and Padel Facility

SCOTTSDALE, AZ, Feb. 27, 2026 (GLOBE NEWSWIRE) – Caliber (NASDAQ: CWD), a diversified real estate and digital asset management platform, today announced that PURE Pickleball & Padel (“PURE”) — its co-developed 196,000-square-foot indoor pickleball and padel facility adjacent to Scottsdale, Arizona at Riverwalk on the Salt River Pima-Maricopa Indian Community — has recently received all required building permits, clearing the final regulatory hurdle and positioning the project for groundbreaking. The permits were filed originally in September 2025. Caliber is currently finalizing construction financing and closing the equity round. The groundbreaking announcement will follow the close.

The approval of all required building permits marks the culmination of a 900-day permitting process spanning hundreds of meetings, community hearings, and design reviews. Caliber is currently finalizing construction financing with groundbreaking expected to follow. Caliber is expected to initiate a final call for capital from equity investors prior to the close of construction financing.

“We’re excited to reach this milestone and move one step closer to breaking ground.” said Chris Loeffler, CEO of Caliber, “PURE Pickleball & Padel represents a unique combination of sport, community, and lifestyle. We believe this project will serve as a premier destination for enthusiasts while creating long-term value for investors and the surrounding community.”

“To the PURE community who believed in us before there was anything to believe in — this moment is yours too. We now move to cement Scottsdale, Arizona as the new pickleball and padel capital of the world,” said Kevin J. Berk, Co-Founder & CEO, PURE Pickleball & Padel.

Investment Opportunity

Caliber and PURE are offering accredited investors and investment advisors the opportunity to participate in the project through a structured investment offering. The development is located within a Qualified Opportunity Zone, and a QOZ Fund has been established to facilitate direct investment.

The final close is time sensitive and full project details and offering materials are available at caliberco.com/assets/pickleball-padel-in-arizona.

PURE Charter Membership Waitlist Now Open

PURE has opened its Charter Membership waitlist ahead of the facility’s opening. Pre-opening memberships are strictly capped; once allocated, these rates will not be available again. Charter Members will receive a lifetime rate lock, VIP access before opening day, exclusive events and recognition, and permanent recognition in the building. No financial commitment is required at the time of reservation. Charter Membership reservations are available at purepickleball.com/membership

PURE hosting AZ High School Pickleball Club Cup Championship

On April 25, 2026, PURE will host the Arizona High School Pickleball Club Cup Championship at Fremont Junior High in Mesa — the first USA Pickleball-certified high school team championship event in the country.

The event will feature twelve schools competing across fourteen courts, with athletic directors and coaches from across Arizona convening on-site to advance the case for AIA recognition of pickleball as a sanctioned high school sport.

PURE has been building the Arizona High School Pickleball infrastructure since 2025, growing to 30 high school clubs statewide and 145 student-athletes at the inaugural December 2025 championship. The Club Cup introduces a team-based competition format designed specifically to meet the AIA’s framework for sanctioning a new sport. The event is free and open to the public.

About PURE Pickleball & Padel

PURE Pickleball & Padel is an experiential sports and social club platform focused on developing and operating large-format, purpose-built indoor pickleball and padel facilities. Designed from the ground up—not retrofitted—PURE delivers a premium, member-focused experience through world-class courts, structured programming, and integrated food, beverage, and wellness offerings. Its flagship Scottsdale Riverwalk location, a ~196,000 square foot facility on 11.44 acres, is expected to be the largest indoor pickleball and padel venue in the world and will feature 48 courts, a championship arena, and year-round programming for players of all ages and skill levels. Located within a Qualified Opportunity Zone on the Salt River Pima-Maricopa Indian Community, the project is anticipated to open in 2027 and serves as the foundation for PURE’s broader platform expansion. More information can be found at www.purepickleball.com

About Caliber (CaliberCos Inc.)

Caliber (Nasdaq: CWD) is a real estate-focused alternative asset manager with over $2.6 billion in Managed Assets and a 17-year track record investing in middle-market hospitality and multifamily real estate. The Company operates an institutional-quality asset management platform paired with a boutique, hands-on investment approach focused on value creation in underserved market segments. In 2025, Caliber integrated digital asset infrastructure into its platform by investing in LINK, the token underlying Chainlink, a key technology enabling real estate fund tokenization, and is implementing blockchain and tokenization strategies across its investment platform to enhance how assets are financed, owned, and accessed. Investors can participate in Caliber through its publicly traded equity (Nasdaq: CWD), which provides exposure to both its real estate platform and digital asset holdings, and through its private real estate investment funds for accredited investors and financial professionals.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:
Caliber Investor Relations
Ilya Grozovsky
+1 480-214-1915
Ilya@CaliberCo.com

PURE
Kevin J. Berk
Co-Founder & CEO, PURE Pickleball & Padel
Kevin@purepickleball.com